UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 6, 2006

WESTERN GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-103898	4-1127613
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 1200, Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 452-5603

(Registrant’s telephone number, including area code)

N.A.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 6, 2006, Western Gas Resources, Inc. entered into new Employment Agreements with each of John F. Chandler, our Executive Vice President and Chief Operating Officer, William J. Krysiak, our Executive Vice President and Chief Financial Officer, John C. Walter, our Executive Vice President and General Counsel, and Edward A. Aabak, our Executive Vice President – Midstream (“Named Executives”).

The Compensation Committee of our Board of Directors commenced working on updated form executive employment agreements in February 2006 in order to clarify certain outdated and inoperable portions of the existing employment agreements with each of our executive officers.  Upon approval and recommendation of the final form executive employment agreement by the Compensation Committee on June 6, 2006 and approval by our Board of Directors on June 13, 2006, we offered new employment agreements to each of our executive officers, including the Named Executives.  During the course of negotiations of the previously announced Agreement and Plan of Merger, dated June 22, 2006 (the “Merger Agreement”), by and among Anadarko Petroleum Corporation (“Anadarko”), APC Merger Sub, Inc. and Western, these pending agreements were disclosed to Anadarko, and the execution of these agreements is in accordance with the Merger Agreement.

The Employment Agreement provides for the continued employment of the executive officer, in his or her current capacity, from the date of the agreement until terminated.  The Employment Agreement provides for payment of the officer’s current annual base salary, which may be increased but not decreased at our discretion.  In addition, each officer is entitled to receive an annual bonus payable in accordance with our applicable bonus plan.

The Employment Agreement provides that employment may be terminated upon death, disability or upon 90-days advance notice by the officer, or by us on written notice with or without “cause.”  If the officer is terminated by us without cause or the officer terminates for “good reason,” then such officer is entitled to severance in an amount equal to the sum of (i) a pro-rated bonus for the year in which the officer was terminated, and (ii) the officer’s then current annual base salary plus an amount equal to the average of the last three annual bonus payments received by such officer, with the amounts in (ii) increasing to two times those amounts in the event of a termination without cause within one year after a change of control.  In addition, the officer is entitled to receive continued health coverage and supplemental life and disability policies for a period of 12 months following termination, increasing to two years in the event of termination following a change of control.

In all cases, the executive officer is subject to covenants relating to confidentiality, non-competition and non-solicitation of employees following termination.

Concurrent with entering into the Employment Agreements, we entered into replacement Indemnification Agreements with each of our Named Executives.  The Indemnification Agreement provides that in the event that the executive officer becomes subject to a claim as a result of any act related to such officer’s capacity as an employee, director or officer, then, subject to certain exceptions, we will indemnify such officer to the fullest extent permitted by law.

The above summaries are qualified in their entirety by reference to the Employment Agreements and Indemnification Agreements, copies of which are filed as exhibits herewith and incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

(a)                                  Exhibits.

A list of exhibits filed herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS RESOURCES, INC.
(Registrant)

Date:	July 11, 2006	By:	/s/ William J. Krysiak
Name: William J. Krysiak
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and John F. Chandler.

10.2	Indemnification Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and John F. Chandler

10.3	Employment Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and William J. Krysiak.

10.4	Indemnification Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and William J. Krysiak.

10.5	Employment Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and John C. Walter.

10.6	Indemnification Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and John C. Walter.

10.7	Employment Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and Edward A. Aabak.

10.8	Indemnification Agreement, dated July 6, 2006, by and between Western Gas Resources, Inc. and Edward A. Aabak